Lake Sunapee Bank Group Reports 2016 Second Quarter Results

NEWPORT, NH -- (Marketwired - July 19, 2016) - Lake Sunapee Bank Group ("we," "us," "our" or the "Company") (NASDAQ: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the quarter ended June 30, 2016. Consolidated net income for the second quarter of 2016 was $2.4 million, or $0.28 per diluted common share, compared to $2.4 million, or $0.29 per diluted common share, for the same period in 2015, and $4.8 million, or $0.58 per diluted common share, for the six months ended June 30, 2016, compared to $4.7 million, or $0.56 per diluted common share, for the same period in 2015.

"We are very pleased with second quarter performance," President and Chief Executive Officer, Steve Theroux, commented. "In addition to deposits increasing, we originated strong loan volume which provided both portfolio loan and servicing portfolio loan growth. During the second quarter, we began to realize expenses related to the definitive merger agreement, announced on May 5, 2016, with Bar Harbor Bankshares whereby the Company will merge with and into Bar Harbor Bankshares. We expect additional expenses related to the transaction to impact earnings between now and closing."

Year-to-Date Highlights

Highlights of the six months ended June 30, 2016 include:

  Net income available to common stockholders increased 2.22% compared to the same period in 2015.
  Return on average common stockholders' equity of 7.11% and return on average assets of 0.63%.
  Book value per common share increased 3.37% to $16.86 as of June 30, 2016.
  Loans increased $16.4 million, or 1.35%, to $1.2 billion as of June 30, 2016.
  Loans totaling $178.1 million were originated.
  Our loan servicing portfolio increased $5.7 million to $451.8 million.
  Net loan charge-offs were $341 thousand, or 0.06% (annualized) of average loans, for the six months ended June 30, 2016.
  As a percentage of total loans, nonperforming loans were 0.47%.
  Net interest margin was 3.07%.
  Noninterest income increased 5.28% to $10.3 million compared to the same period in 2015.

Second Quarter Highlights

Highlights of the three months ended June 30, 2016 (as compared to the prior quarter end and quarter to date) include:

  Total assets increased $27.4 million, or 1.75%, to $1.6 billion.
  Loans increased $21.7 million, or 1.79%, to $1.2 billion.
  Loans originated increased 95.13% to $117.7 million.
  Our loan servicing portfolio increased $5.7 million to $451.8 million.
  Net loan charge-offs were $36 thousand, or 0.01% (annualized) of average loans, for the quarter ended June 30, 2016.
  Deposits increased $6.8 million, or 0.6%, to $1.1 billion.
  Return on average common stockholders' equity of 6.98% and return on average assets of 0.61%.
  Noninterest income increased 25.26% to $5.7 million.

Earnings Summary for the Three and Six Months Ended June 30, 2016

Net income decreased $101 thousand, or 4.09%, compared to the first quarter of 2016. The decrease in net income for the quarter ended June 30, 2016 compared to the quarter ended March 31, 2016 resulted from $1.5 million, or 12.98%, in noninterest expenses including $754 thousand of non-deductible expenses related to the pending acquisition by Bar Harbor Bankshares (BHB), announced on May 5, 2016, offset by increases of $367 thousand, or 3.47%, in net interest and dividend income, and $1.1 million, or 25.26%, in noninterest income.

Net income for the six months ended June 30, 2016 increased $116 thousand, or 2.46%, to $4.8 million compared to $4.7 million for the same period in 2015. The increase in net income resulted from increases of $1.3 million, or 6.42%, in net interest and dividend income after provision for loan losses, and $517 thousand, or 5.28%, in noninterest income, offset by an increase of $1.7 million, or 7.29%, in noninterest expenses including the aforementioned $754 thousand of non-deductible expenses related to the pending acquisition by BHB.

Net interest and dividend income and Margin

Net interest and dividend income for the quarter ended June 30, 2016 increased $367 thousand, or 3.47%, compared to the first quarter of 2016, primarily driven by higher yields on the loans and investments during the period. Interest and dividend income increased $466 thousand, or 3.75%, to $12.9 million for the quarter ended June 30, 2016 compared to the quarter ended March 31, 2016, which included an increase of $346 thousand, or 3.00%, in interest and fees on loans. The increase in interest and fees on loans includes the recognition of approximately $200 thousand of interest on a non-accruing loan which was paid off during the quarter. Interest expense increased $99 thousand, or 5.33%, including an increase of $105 thousand in interest on advances and other borrowed money representing the impact of average borrowings increasing 17.16% during the second quarter of 2016 compared to the first quarter of 2016.

For the quarter ended June 30, 2016, our net interest margin increased to 3.08% compared to 2.99% for the quarter ended March 31, 2016 due primarily to the increase in the average yields on loans and investments to 3.83% and 2.26%, respectively. The average cost of deposits for the second quarter of 2016 was 0.34% compared to 0.34% for the first quarter of 2016 while the average cost of other borrowed funds was 1.51% and 1.58%, respectively.

The average cost of funds for the quarter ended June 30, 2016 was 0.57% compared to 0.55% for the quarter ended March 31, 2016, due to the increased average volume in other borrowed funds which typically carry a higher cost.

Net interest and dividend income for the six months ended June 30, 2016 increased $1.1 million, or 5.37%, compared to the same period in 2015, primarily driven by the increase of interest income on debt securities. Interest and dividend income increased $1.4 million, or 5.73%, to $25.3 million for the six months ended June 30, 2016 compared to the same period in 2015, which included increases of $327 thousand, or 1.42%, in interest and fees on loans including the aforementioned recognition of approximately $200 thousand of interest on a non-accruing loan which was paid off during the quarter and $1.0 million, or 122.79%, in interest on debt securities and dividends. Interest expense increased $276 thousand, or 7.79%, which included a decrease of $208 thousand, or 10.11%, in interest on deposits and an increase of $430 thousand, or 81.75%, in interest on advances and other borrowed money which includes the impact of an increase of $70.0 million in average borrowings as compared to the same period in 2015.

For the six months ended June 30, 2016, our net interest margin increased to 3.07% compared to 2.96% for the same period in 2015. The average yield on interest-earning assets for the six months ended June 30, 2016 was 3.62% compared to 3.48% for the same period in 2015. The average cost of deposits for the six months ended June 30, 2016 was 0.34% compared to 0.38% for the same period in 2015. The average cost of funds for the six months ended June 30, 2016 was 0.56% compared to 0.55% for the same period in 2015.

Provision for Loan Losses

During the second quarter of 2016, we recognized an increase of $10 thousand in the provision for loan losses compared to the first quarter of 2016. Net loan charge-offs were $36 thousand, or 0.01% (annualized) of average loans, for the second quarter of 2016, compared to net loan charge-offs of $304 thousand, or 0.10% (annualized) of average loans, for the first quarter of 2016.

During the six months ended June 30, 2016, we recognized a provision for loan losses of $232 thousand compared to $419 thousand for the same period in 2015. Net loan charge-offs were $341 thousand, or 0.06% (annualized) of average loans, for the six months ended June 30, 2016 compared to $723 thousand, or 0.12% (annualized) of average loans, for the same period in 2015.

Noninterest Income

Noninterest income for the second quarter of 2016 was $5.7 million, an increase of $1.2 million, or 25.26%, compared to the first quarter of 2016. The increase was primarily due to an increase of $1.2 million in gains on sales of securities as we sold $30.0 million in bonds during the second quarter compared to no sales of securities or related gains in the first quarter.

Noninterest income for the six month period ended June 30, 2016 was $10.3 million, an increase of $517 thousand, or 5.28%, compared to the same period in 2015. The increase was primarily due to an increase of $828 thousand in gains on sales of securities offset, in part, by a decrease of $462 thousand in mortgage banking activity income as we recognized a change of $160 thousand in mortgage banking-related derivative values.

Noninterest Expense

Noninterest expense for the second quarter of 2016 increased $1.5 million, or 12.98%, compared to the first quarter of 2016. The increase included $754 thousand of non-deductible expenses related to the pending BHB merger and increases of $156 thousand in advertising and promotion expense, $62 thousand in outside services, and $618 thousand in other expenses which includes increases of $327 thousand in tax credit purchases and $107 thousand in debit card fraud charge-offs, partially offset by a decrease of $106 thousand in salaries and employee benefits and $36 thousand in occupancy and equipment expense.

Noninterest expense for the six month period ended June 30, 2016 increased $1.7 million, or 7.29%, compared to the same period in 2015. The increase included $754 thousand of non-deductible expenses related to the pending BHB merger and increases of $326 thousand in salaries and employee benefits, $145 thousand in outside services, $25 thousand in supplies, and $812 thousand in other expenses which includes increases of $264 thousand in contributions including tax credit purchases, $152 thousand in periodic impairment expense related to mortgage servicing rights, and $176 thousand in debit card charge-offs related to fraudulent transactions, partially offset by decreases of $246 thousand in occupancy and equipment expense and $89 thousand in amortization of intangible assets.

Income Tax Provision

Income tax expense for the second quarter of 2016 increased $117 thousand, or 11.45%, to $1.1 million compared to the first quarter of 2016 primarily due to the increase in taxable income during the second quarter. Our effective tax rate was 32.48% for the quarter ended June 30, 2016, an increase from 29.28% for the first quarter of 2016. The increase in effective tax rate comparing quarters is primarily driven by $754 thousand of non-deductible expenses related to the merger.

Income tax expense for the six months ended June 30, 2016 increased $13 thousand to $2.2 million compared to the same period in 2015. Our effective tax rate was 30.87% for the six month period ended June 30, 2016, which reflects an improvement compared to the same period in 2015 as we increased our participation in tax credit programs; the benefits of this participation provide some offset to the impact of the non-deductible merger expenses recognized during the period.

Loans and Credit Quality

During the second quarter of 2016, loans increased $21.7 million, or 1.79%, to $1.2 billion at June 30, 2016 compared to March 31, 2016. The second quarter increase reflects increases of $11.8 million in commercial and industrial loans, $7.9 million in conventional real estate loans, $1.6 million in commercial real estate, and $1.2 million in home equity loans, partially offset by decreases of $471 thousand in construction and land loans and $331 thousand in consumer loans.

During the six months ended June 30, 2016, loans increased $16.4 million, or 1.35%, compared to December 31, 2015. The year-to-date increase reflects increases of $12.6 million in commercial real estate loans, $10.2 million in conventional real estate loans, $7.1 million in commercial and industrial loans, and $988 thousand in home equity loans, partially offset by a decrease of $13.9 million in construction and land loans and $789 thousand in consumer loans.

At June 30, 2016, nonperforming loans totaled $5.9 million, or 0.47% of total loans, compared to $5.5 million, or 0.45% of total loans, at March 31, 2016. The allowance for loan losses to nonperforming loans at June 30, 2016 was 149.11% compared to 158.42% at March 31, 2016 and 147.51% at December 31, 2015.

Deposits and Funding

Deposits increased $6.8 million, or 0.60%, to $1.1 billion at June 30, 2016 compared to March 31, 2016. Our noninterest-bearing deposits increased $19.3 million, or 15.84%, and interest-bearing deposits decreased $12.5 million, or 1.22%, comparing balances at June 30, 2016 to balances at March 31, 2016.

Deposits decreased $9.0 million, or 0.78%, compared to December 31, 2015. Our noninterest-bearing deposits increased $13.7 million, or 10.79%, and interest-bearing deposits decreased $22.8 million, or 2.21%, including a decrease of $9.2 million in time deposits, comparing balances at June 30, 2016 to balances at December 31, 2015.

Quarterly Dividend

On July 11, 2016, the Company declared a regular quarterly cash dividend of $0.14 per share payable July 29, 2016 to stockholders of record as of July 22, 2016.

About Lake Sunapee Bank Group

Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 15 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          Lake Sunapee Bank Group
                       Selected Financial Highlights

(Dollars in thousands        Three Months Ended         Six Months Ended
except for per share              June 30,                  June 30,
data)                       2016         2015        2016          2015
                        -----------  ----------- ------------  ------------
Net Income              $     2,368  $     2,418 $      4,837  $      4,721
Per Common Share Data:
  Basic Earnings               0.28         0.29         0.58          0.57
  Diluted Earnings (1)         0.28         0.29         0.58          0.56
  Dividends Paid               0.14         0.13         0.28          0.26
  Dividend Payout Ratio       50.00%       44.83%       48.28%        46.43%

                                                            As of
(Dollars in thousands
 except for per share                              June 30,    December 31,
 data)                                               2016          2015
                                                 ------------  ------------
Total Assets                                     $  1,590,664  $  1,518,521
Total Securities (2)                                  171,137       130,161
Loans, Net                                          1,233,871     1,217,461
Total Deposits                                      1,148,334     1,157,352
Federal Home Loan Bank
 Advances                                             226,178       150,000
Stockholders' Equity                                  141,375       136,708
Book Value per Common
 Share                                           $      16.86  $      16.31
Common Shares
 Outstanding                                        8,385,278     8,376,841

Bank Leverage (Tier I)
 Capital                                                 8.71%         9.02%
Common Equity (Tier I)
 Capital, consolidated                                   9.40%         9.41%

Number of Offices:
  Banking Offices                                          35            34
  Insurance Offices                                         3             3
  Trust Offices                                             7             7

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2) Includes available-for-sale securities shown at fair value and Federal
    Home Loan Bank stock at cost.

                          Lake Sunapee Bank Group
                        Consolidated Balance Sheets

                                                  June 30,     December 31,
(Dollars in thousands, except per share data)       2016           2015
                                               -------------  -------------
                                                (Unaudited)
ASSETS
  Cash and due from banks                      $      19,630  $      16,426
  Overnight deposits                                  34,999         26,140
                                               -------------  -------------
    Cash and cash equivalents                         54,629         42,566
  Securities available-for-sale                      157,424        120,198
  Federal Home Loan Bank stock                        13,713          9,963
  Loans held-for-sale                                  3,573          2,188
  Loans receivable, net of allowance for loan
   losses of $8.7 million as of June 30, 2016
   and $8.9 million as of December 31, 2015        1,233,871      1,217,461
  Accrued interest receivable                          3,799          2,431
  Bank premises and equipment, net                    24,674         24,421
  Investments in real estate                           3,331          3,392
  Other real estate owned                                335            904
  Goodwill                                            44,576         44,576
  Other intangible assets                              7,135          7,822
  Bank-owned life insurance                           31,288         30,833
  Other assets                                        12,316         11,019
                                               -------------  -------------
      Total assets                             $   1,590,664  $   1,517,774
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                          $     141,176  $     127,428
  Interest-bearing                                 1,007,158      1,029,924
                                               -------------  -------------
    Total deposits                                 1,148,334      1,157,352
  Federal Home Loan Bank advances                    226,178        150,000
  Securities sold under agreements to
   repurchase                                         20,540         17,957
  Subordinated debentures                             36,910         36,873
  Accrued expenses and other liabilities              17,327         18,884
                                               -------------  -------------
      Total liabilities                            1,449,289      1,381,066
                                               -------------  -------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value per share:
   30,000,000 shares authorized, 8,821,025
   shares issued, and 8,385,278 shares
   outstanding at June 30, 2016 and 30,000,000
   shares authorized, 8,811,170 shares issued,
   and 8,376,841 shares outstanding at
   December 31, 2015                                      88             88
  Paid-in capital                                     80,387         80,252
  Retained earnings                                   70,835         68,344
  Unearned restricted stock awards                    (1,031)        (1,375)
  Accumulated other comprehensive loss                (2,129)        (3,850)
  Treasury stock, 435,747 shares as of June
   30, 2016 and 434,329 shares as of December
   31, 2015, at cost                                  (6,775)        (6,751)
                                               -------------  -------------
      Total stockholders' equity                     141,375        136,708
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $   1,590,664  $   1,517,774
                                               =============  =============

                          Lake Sunapee Bank Group
               Consolidated Statements of Income (unaudited)

                                Three Months Ended      Six Months Ended
(In thousands, except share   June 30,     June 30,   June 30,    June 30,
and per share data)             2016         2015       2016        2015
                             ----------  ----------- ----------  ----------
Interest and dividend income
  Interest and fees on loans $   11,872  $    11,481 $   23,398  $   23,071
  Interest on debt
   securities:
    Taxable                         753          258      1,459         571
    Tax exempt                      137           85        219         172
  Dividends                         104           47        189          95
  Other                              22           12         45          30
                             ----------  ----------- ----------  ----------
    Total interest and
     dividend income             12,888       11,883     25,310      23,939
                             ----------  ----------- ----------  ----------

Interest expense
  Interest on deposits              918          991      1,849       2,057
  Interest on advances and
   other borrowed money           1,040          726      1,968       1,484
                             ----------  ----------- ----------  ----------
    Total interest expense        1,958        1,717      3,817       3,541
                             ----------  ----------- ----------  ----------
  Net interest and dividend
   income                        10,930       10,166     21,493      20,398
Provision for loan losses           121          215        232         419
                             ----------  ----------- ----------  ----------
  Net interest and dividend
   income after provision
   for loan losses               10,809        9,951     21,261      19,979
                             ----------  ----------- ----------  ----------

Noninterest income
  Customer service fees           1,453        1,454      2,869       2,828
  Gain on sales and calls of
   securities, net                1,201            1      1,201         373
  Mortgage banking
   activities                       236          683        348         810
  Net loss on sales of other
   real estate and property
   owned                            (27)           -        (42)         (3)
  Net gain on sales of
   premises and equipment             -            3          -           3
  Rental income                     170          168        337         337
  Trust and investment
   management fee income          2,115        2,202      4,166       4,246
  Insurance and brokerage
   service income                   370          296        907         819
  Bank-owned life insurance
   income                           218          152        437         298
  Other income                        2           85         94          89
                             ----------  ----------- ----------  ----------
    Total noninterest income      5,738        5,044     10,317       9,800
                             ----------  ----------- ----------  ----------
Noninterest expense
  Salaries and employee
   benefits                       6,115        5,975     12,336      12,010
  Occupancy and equipment         1,466        1,533      2,968       3,214
  Advertising and promotion         298          271        440         440
  Depositors' insurance             234          236        470         474
  Outside services                  695          591      1,328       1,183
  Professional services             307          377        602         659
  ATM processing fees               231          231        419         419
  Supplies                          150          163        298         273
  Telephone                         273          271        544         540
  Merger-related expenses           754            -        754           -
  Amortization of intangible
   assets                           341          386        687         776
  Other expenses                  2,176        1,464      3,735       2,923
                             ----------  ----------- ----------  ----------
    Total noninterest
     expense                     13,040       11,498     24,581      22,911
                             ----------  ----------- ----------  ----------
Income before provision for
 income taxes                     3,507        3,497      6,997       6,868
Provision for income taxes        1,139        1,079      2,160       2,147
                             ----------  ----------- ----------  ----------
Net income                   $    2,368  $     2,418 $    4,837  $    4,721
                             ----------  ----------- ----------  ----------
Net income applicable to
 common stock                $    2,343  $     2,398 $    4,785  $    4,681
                             ----------  ----------- ----------  ----------
Earnings per common share,
 basic                       $     0.28  $      0.29 $     0.58  $     0.57
                             ----------  ----------- ----------  ----------
  Weighted average number of
   shares, basic              8,298,504    8,285,521  8,292,397   8,273,519
Earnings per common share,
 assuming dilution           $     0.28  $      0.29 $     0.58  $     0.56
                             ----------  ----------- ----------  ----------
  Weighted average number of
   shares, assuming dilution  8,298,504    8,298,584  8,293,050   8,287,204
Dividends declared per
 common share                $     0.14  $      0.13 $     0.28  $     0.26
                             ----------  ----------- ----------  ----------

For additional information contact:
Laura Jacobi
Executive Vice President
Chief Financial Officer
603-863-0886